Exhibit 10.2
Amendment No. RI0042B

AMENDMENT
TO THE
AMENDED AND RESTATED MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of December 22, 2014, between CoBANK, ACB (“CoBank”) and The Maine Water Company, Saco, Maine, a Maine corporation (the “Company”).
BACKGROUND

CoBank and the Company are parties to an Amended and Restated Master Loan Agreement dated as of December 1, 2012 (such agreement is hereinafter referred to as the “MLA”). CoBank and the Company now desire to amend the MLA. For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1.	Sections 8(A) and 8(B) of the MLA are hereby amended and restated to read as follows:

SECTION 8.    Negative Covenants. Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Company will not:

(A)    Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money, letters of credit, or the deferred purchase price of property or services (including leases which should be capitalized on the books of the lessee in accordance with GAAP (or the appropriate standards of the regulatory agency having jurisdiction over the Company)), except for: (1) debt to CoBank; (2) accounts payable to trade creditors incurred in the ordinary course of business; (3) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (4) existing indebtedness for borrowed money, including existing debt issued under the Indenture, and any refinance thereof in an amount not to exceed the then outstanding principal amount thereof; (5) unsecured debt of the Company to other lenders; (6) purchase money indebtedness in connection with the acquisition or leasing of equipment or other property; and (7) secured debt to the State Revolving Fund ("SRF") .

(B)    Liens. Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal (collectively, “Liens”). The foregoing restrictions shall not apply to: (1) Liens in favor of CoBank; (2) Liens for taxes, assessments, or governmental charges that are not past due; (3) pledges and deposits under workers’ compensation, unemployment insurance, and social security Laws; (4) pledges and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business as conducted on the date hereof; (5) Liens imposed by Law in favor of mechanics, material suppliers, warehouses, and like persons that secure obligations that are not past due; (6) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of business or materially impair the value of the property subject thereto; (7) existing liens, including liens and mortgages securing indebtedness issued pursuant to the Indenture; (8) purchase money liens so long as the lien is limited to the property being financed; and (9) secured liens in favor of SRF.

2.    Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	The Maine Water Company

By: /s/ Shannon Devoran	By: /s/ Judith E. Wallingford

Title: Assistant Corporate Secretary	Title: President